CONFIRMING STATEMENT

 This statement confirms that the undersigned, Robert L. Sluder, has authorized and designated each of Dennis G. Berryhill, William L. Pardue and Kathy E. Alexander,
signing singly, to execute and file on the undersigned's behalf all Forms 3, 4 and 5
(including any amendments thereto) that the undersigned may be required to file with the
U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Willbros Group, Inc. (the "Company").  The authority of
Dennis G. Berryhill, William L. Pardue and Kathy E. Alexander under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to the undersigned's ownership of or transactions in securities of the Company, unless earlier revoked in writing.  The undersigned acknowledges that Dennis G.
Berryhill, William L. Pardue and Kathy E. Alexander are not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934, as amended.

Date:  May 30, 2007   /s/ Robert L. Sluder
   Robert L. Sluder